Exhibit 99.1

TEMPUR-PEDIC INTERNATIONAL INC. REAFFIRMS 2004 GUIDANCE

For Immediate Release

LEXINGTON, KENTUCKY, July 12, 2004 — Tempur-Pedic International Inc. (NYSE: TPX) announced today that it was reaffirming its guidance for the full year 2004.

The Company reaffirmed that it expects net sales for 2004 will be between $620 million and $640 million, and its pro forma fully diluted net income per share for 2004 will be between $0.70 and $0.73. The Company notes that its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company’s control. For supplemental information about the adjustments included in the pro forma net income information, please refer to the Company’s April 22, 2004 earnings release for the first quarter.

Conference Call

As previously announced, Tempur-Pedic International will release its earnings after the market closes on July 22, 2004 and will host a conference call to discuss second quarter results at 5 p.m. Eastern Time (2 p.m. Pacific Time). The telephone number for the call is (800) 795-1259. The live conference call, featuring President and Chief Executive Officer Robert Trussell and Chief Financial Officer Dale Williams, will be recorded and can be reviewed until July 29, 2004 by calling (888) 562-3381.

The online replay will be available for 30 days on the Tempur-Pedic International investor relations website at http://www.tempurpedic.com/ir.

Forward-Looking Statements

This release contains “forward-looking statements,” which include information concerning the Company’s plans, objectives, goals, strategies, future revenues and performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s expectations regarding its net sales and pro forma net income for 2004, are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the Company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Certain of these risk factors are discussed in the Company’s Annual Report on Form 10-K under the headings “Special Note Regarding Forward Looking Statements” and “Business-Risk Factors” filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

About the Company

Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes Swedish Sleep System® mattresses and neck pillows made from the revolutionary Tempur® pressure-relieving material, a visco-elastic material that conforms to the body to provide support and help alleviate pressure points. Products are currently sold in 54 countries under the Tempur® and Tempur-Pedic® brand names. World headquarters for Tempur-Pedic International are in Lexington, KY. For more information about the Company, visit http://www.tempurpedic.com or call 800-878-8889.

Source: Tempur-Pedic International Inc.